                                                                     EXHIBIT 5.1



                                     ATTORNEYS AT LAW         San Francisco, CA
                                                              415 693-2000

                                     4365 Executive Drive     Palo Alto, CA
                                     Suite 1100               415 843-5000
                                     San Diego, CA
                                     92121-2128               Menlo Park, CA
                                     Main  619 550-6000       415 843-5000
                                     Fax   619 453-3555
                                                              Boulder, CO
                                                              303 546-4000

                                                              Denver, CO
                                                              303 606-4800

                                     http://www.cooley.com
December 29, 1997
                                     D. BRADLEY PECK
Laser Power Corporation              619 550-6012
12777 High Bluff Drive               peckdb@cooley.com
San Diego, CA 92130

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Laser Power Corporation (the "Company") of a Registration Statement on Form S-4, (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission"), covering the offering of up to 2,104,174 shares of the Company's Common Stock, $.001 par value (the "Shares"), including up to 99,498 shares of the Company's Common Stock, $.001 par value, issuable upon exercise of all outstanding unexpired and unexercised options to purchase Common Stock of EMI Acquisition Corp. (the "Options").

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement, the related Prospectus and, as applicable, upon exercise of the Options, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By: /s/ D. BRADLEY PECK
   ---------------------------------
            D. Bradley Peck